UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 620 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)
(312) 676-5773
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, Groupon, Inc. ("the Company") appointed Kal Raman, age 44, as its SVP, Global Sales and Operations.  Mr. Raman joined the Company in May 2012 as its SVP, Americas.  Mr. Raman previously worked for Ebay, Inc., first as a consultant from December 2011 to March 2012 and then as VP, Global Fulfillment from April 2012 to April 2012.  Prior to that, Mr. Raman was the CEO of KUE Digital, a company that was wholly owned by Knowledge Universe Education LLC, from October 2006 to February 2007, and then KUE Digital was subsequently renamed and incorporated as Global Scholar, an enterprise education software company, in February 2007 and Mr. Raman served as the CEO of Global Scholar from its inception until September 2011.  Mr. Raman then served as a consultant to Global Scholar from September 2011 until February 2012.  Mr. Raman has also served as CEO of Drugstore.com and as an executive at Amazon.com, Inc. earlier in his career.

Mr. Raman entered into an employment agreement with the Company on April 19, 2012 when he was hired as the Company's SVP, Americas. The agreement has not been amended in connection with his promotion to SVP, Global Sales and Operations and the material terms are as follows:

Base Salary and Bonus. Mr. Raman will receive an annual base salary of $450,000, subject to annual review. He will also be eligible for an annual bonus under the Company's Incentive Plan with a target amount of 100% of his base salary, prorated for his period of employment in 2012. The Company's Compensation Committee has determined that, for the Company's executive officers, eligibility for the bonus will be conditioned upon the Company's achievement of a minimum Consolidated Segment Operating Income ("CSOI") amount for 2012. If the CSOI target is achieved, then the Committee will determine, in its sole discretion, the amount of the bonus by reference to the following measures: revenue growth, customer satisfaction, employee satisfaction, merchant satisfaction, and revenue from sources other than daily deals. Mr. Raman will also receive a signing/relocation bonus of $400,000, paid in two equal installments, 30 days and six months after his start date.

Restricted Stock Units (Vesting Over Four Years). Mr. Raman received an equity award of 600,000 restricted stock units (RSUs) that will vest over four years. 25% will vest on the one year anniversary of his employment, and 1/16th will vest in each of the subsequent quarters, subject to his continued employment at each vesting date.

Severance Terms. If Mr. Raman's employment with the Company is terminated for good reason, the Company will pay Mr. Raman his base salary and health care premiums for a period of six months from the date of termination, and Mr. Raman will receive his base salary, any earned bonus, and benefits through the date of termination. If a change in control of the Company occurs within three months prior to, or twelve months after, a termination for good reason, Mr. Raman shall be entitled to immediate vesting of any unvested RSUs from prior grants.

Other Benefits. Mr. Raman will be eligible to participate in the benefit programs generally available to senior executives of the Company. The Company will also reimburse expenses associated with relocation, including temporary housing for up to six months.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company has also entered into its standard form indemnification agreement with Mr. Raman, which is filed as Exhibit 10.27 to the Company's Registration Statement on Form S-1, file no. 333-174661 and is incorporated by reference herein.

Mr. Raman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01                                           Financial Statements and Exhibits.

     (d)                                                                  Exhibits:

Exhibit No.	Description
10.1 99.1	Offer letter between Groupon, Inc. and Kal Raman Press Release dated August 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: August 6, 2012	By:	/s/ Jason E. Child
	Name:	Jason E. Child
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1 99.1	Offer letter between Groupon, Inc. and Kal Raman Press Release dated August 6, 2012